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                                                                    EXHIBIT 99.1

Century Aluminum Company Names Jarl Berntzen to Board of Directors


MONTEREY, CA. January 25, 2006 -- Century Aluminum Company (NASDAQ:CENX) announced today that Jarl Berntzen has joined the company's board of directors.

Mr. Berntzen currently serves as senior vice president of Barrington Associates, LLC, a firm which provides M&A advice to middle-market companies. He previously worked as managing director of Providence Capital, Inc. and spent more than ten years in various executive roles with Goldman, Sachs & Co., including vice president, mergers and acquisitions. Mr. Berntzen has extensive experience in mergers and acquisitions, financial restructurings and corporate development activities.

"Jarl complements our board extremely well," said Century chairman Craig A. Davis. "His financial acumen and international experience will benefit us greatly as we continue to pursue our ongoing growth and development objectives."

Century presently owns 615,000 metric tonnes per year (mtpy) of primary aluminum capacity. The company owns and operates a 244,000 mtpy plant at Hawesville, Kentucky; a 170,000 mtpy plant at Ravenswood, West Virginia; and a 90,000 mtpy plant at Grundartangi, Iceland that is being expanded to 220,000 mtpy. The company also owns a 49.67-percent interest in a 222,000 mtpy reduction plant at Mt. Holly, South Carolina. Alcoa Inc. owns the remainder of the plant and is the operating partner. With the completion of the Grundartangi expansion, Century's total capacity will stand at 745,000 mtpy by mid-2007. Century also holds a 50-percent share of the 1.25 million mtpy Gramercy Alumina refinery in Gramercy, Louisiana and related bauxite assets in Jamaica. Century's corporate offices are located in Monterey, California.


Contact:

Michael Dildine
831-642-9364
mdildine@centuryca.com